Exhibit 15

To the Board of Directors of

    WellChoice, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-115294) of WellChoice, Inc. for the registration of 9,200,000 shares of its common stock of our report dated April 9, 2004 relating to the unaudited consolidated interim financial statements of WellChoice, Inc. that are included in its Form 10-Q/A for the quarter ended March 31, 2004.

/s/ Ernst & Young LLP

New York, New York

June 16, 2004